Exhibit 99.5

Consent of Person to Become Director

Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name and to being named in the Prospectus/ Proxy Statement constituting part of this Registration Statement on Form S-4 of Israel Technology Acquisition Corp (the “Company”), as a person to be nominated to become a director of the Company.

/s/ Shlomo Shalev
Shlomo Shalev

July 24, 2006